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                                                                   EXHIBIT 10(J)











                              BANK ONE CORPORATION

                   EXECUTIVE MANAGEMENT ANNUAL INCENTIVE PLAN
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                              BANK ONE CORPORATION
                   EXECUTIVE MANAGEMENT ANNUAL INCENTIVE PLAN



1.  Purpose

    The BANK ONE CORPORATION Executive Management Annual Incentive Plan (the "Plan") is designed to (i) assist BANK ONE CORPORATION (the "Corporation") in attracting, retaining and motivating executive management employees, (ii) associate Participants' interests with those of the Corporation's stockholders and (iii) qualify annual incentive compensation paid to Participants who are "covered employees" as "other performance-based compensation" within the meaning of Section 162(m) of the Code or a successor provision. The Plan as set forth herein is an amendment and restatement, effective February 15, 1999, of the First Chicago NBD Corporation Senior Management Incentive Plan (the "Prior Plan").


2.  Definitions

      (a) "Board" means the Board of Directors of BANK ONE CORPORATION.

      (b) "Change of Control" means a change of control of the Corporation as defined in the BANK ONE CORPORATION Stock Performance Plan or any successor thereto.

      (c) "Code" means the Internal Revenue Code of 1986, as amended.

      (d) "Committee" means the committee appointed by the Board to administer the Plan as provided herein. Unless otherwise determined by the Board, the Organization, Compensation and Nominating Committee of the Board shall be the Committee.

      (e) "Corporation" means BANK ONE CORPORATION and its successors and assigns and any corporation which shall acquire substantially all of its assets. In addition, Corporation shall include any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of at least 50% by reason of stock ownership or otherwise.

      (f) "Incentive Payment" means a payment under this Plan made in cash to a Participant, subject to Section 4 hereof.

      (g) "Incentive Period" means the calendar year, except to the extent the Committee determines otherwise.

      (h) "Participant" means an employee of the Corporation who is a member of executive management and is designated by the Committee as eligible to receive an Incentive Payment under the Plan for an Incentive Period.
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      (i) "Performance Goals" mean (i) earnings per share, (ii) return on average equity, (iii) return on average assets, or (iv) any other objective performance goals as may be established by the Committee for an Incentive Period. Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee for an Incentive Period, including earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity or return on investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses including goodwill, unplanned stock offerings and strategic loan loss provisions. Such Performance Goals may be particular to a line of business, subsidiary or other unit or may be based on the performance of the Corporation generally. Such Performance Goals may cover such period as may be specified by the Committee.

      (j) "Plan" means the BANK ONE CORPORATION Executive Management Annual Incentive Plan.

      (k) " Prior Plan" means the First Chicago NBD Corporation Senior Management Annual Incentive Plan.


3.  Administration

      (a) The Plan shall be administered by the Committee. The Committee shall have authority to determine the terms of all Incentive Payments hereunder, including, without limitation, the Participants to whom, and the time or times at which, payments are made, the amount of a Participant's Incentive Payments, the Incentive Period to which each Incentive Payment shall relate, the actual dollar amount to be paid, and when the Incentive Payments shall be made (which payments may, without limitation, be made during or after an Incentive Period, on a deferred basis or in installments).

      (b) Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.

      (c) The Committee may, in its discretion, authorize the Chief Executive Officer or the Chairman of the Board of the Corporation to act on its behalf, except with respect to matters relating to such Chief Executive Officer or Chairman of the Board or any executive vice president or above of the Corporation.

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4.  Determination of Performance Goals and Incentive Payments

      (a) Prior to the completion of 25% of the Incentive Period or such earlier date as required under Section 162(m) of the Code, the Committee shall, in its sole discretion, for each such Incentive Period determine and establish in writing the following:

          (i) The Performance Goals applicable to the Incentive Period; and

          (ii) The performance/payout schedule detailing the total amount which may be available for payout to all Participants as Incentive Payments based upon the relative level of attainment of the Performance Goals.

      (b) After the end of each Incentive Period, the Committee shall:

          (i) Certify in writing, prior to the unconditional payment of any Incentive Payment, whether the Performance Goals for the Incentive Period were satisfied and to what extent they were satisfied;

          (ii) Determine the total amount available for Incentive Payments pursuant to the performance/payout schedule established in Section 4(a)(ii) above, which amount shall be based upon the extent to which the Performance Goals established by the Committee for the Incentive Period have been achieved;

          (iii) In its sole discretion, reduce the size of or eliminate the total amount available for payment for an Incentive Period; and

          (iv) In its sole discretion, determine the share, if any, of the available amount to be paid to each Participant as that Participant's Incentive Payment and authorize payment of such amount; except, however, in the case of a Participant who is at or above the level of vice chairman of the Corporation, the Board shall approve (but only to the extent permitted under Section 162(m) of the Code and underlying regulations) the Committee's determination of such Participant's share before the Committee may authorize payment.

          (v) Anything in this Plan to the contrary notwithstanding, if the minimum Performance Goals established by the Committee for the Incentive Period under Section 4(a)(i) are attained and certified by the Committee in accordance with Section 4(b)(i), the Committee may award the maximum amount (or in its sole discretion any lesser amount) set forth in Section 4(f) as a Participant's Incentive Payment for the Incentive Period.

      (c) The Committee may authorize a conditional payment of a Participant's Incentive Payment prior to the end of an Incentive Period based upon the Committee's good faith determination of the projected size of (i) the total amount which will become available for payout as Incentive Payments for the Incentive Period pursuant to Section 4(b)(ii) above, and (ii) a Participant's Incentive Payment.

      (d) Unless otherwise determined by the Committee or required by applicable law, no

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payment pursuant to this Plan shall be made to a Participant unless the
Participant is employed by the Corporation as of the date of payment.

      (e) Incentive Payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Corporation's payroll practices as from time-to-time in effect.

      (f) The Incentive Payment for any Incentive Period for each Participant who is a "covered employee" under Section 162(m) of the Code and/or a member of executive management (as designated by the Chief Executive Officer or the Chairman of the Board of the Corporation) shall in no event exceed $4,000,000.


5.  Transferability

      Incentive Payments shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way by a Participant prior to the payment thereof.


6.  Termination or Amendment

      The Board may amend, modify or terminate the Plan in any respect at any time without the consent of Participants. Any such action of the Board may be taken without the approval of the Corporation's stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation, including specifically Section 162(m) of the Code.


7.  Change of Control

      Notwithstanding anything contained in this Plan, in the event of a Change of Control, the following provisions shall be applicable:

          (a) The Incentive Period will be deemed to have concluded on the date of the Change of Control and the total amount available pursuant to Section 4(b) will fund on a pro-rata basis (based upon the number of days in such Incentive Period elapsed through the date of Change of Control) assuming the Corporation had attained Performance Goals at a level generating funding at 200% of target funding; and

          (b) The Committee in its sole discretion will determine the share of the available amount payable to each Participant as that Participant's Incentive Payment (provided that in all events the entire available amount as calculated pursuant to Section 7(a) shall be paid to Participants as Incentive Payments) and payments shall be made to each Participant as soon thereafter as is practicable.

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8.  Savings Clause

      This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Participants who are "covered employees," Section 162(m) of the Code. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Code Section 162(m)), so as to foster the intent of this Plan.


9.  Confer No Other Rights

      The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Corporation, except as expressly provided in the Plan.


10.  No Right to Employment

      The Plan, an Incentive Payment, or the designation of an employee as a Participant for an Incentive Period do not constitute an inducement or consideration for the employment of any Participant, nor is the Plan or any Incentive Payment a contract between the Corporation and any Participant. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Corporation.

11.  Other Plans

      Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may benefit Participants and may be either generally applicable or applicable only in specific cases.


12.  Governing Law

      The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware except where such laws may be superseded by federal law.


13.  Effective Date; Term of the Plan

      The Plan is an amendment and restatement, effective February 15, 1999 of the Prior Plan. The Prior Plan was approved by the stockholders of First Chicago NBD Corporation on May 10, 1996. Unless sooner terminated by the Board pursuant to Section 6, to the extent

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necessary to ensure that Incentive Payments made to "covered employees" as defined under Section 162(m) of the Code may be deductible for federal income tax purposes, the Plan shall terminate as of the date of the first meeting of the Corporation's stockholders occurring during the year 2001, unless the term of the Plan is extended and reapproved at such stockholders' meeting. No additional Incentive Payments may be paid after termination of the Plan. Termination of the Plan shall not affect any Incentive Payments due and outstanding on the date of termination and such Incentive Payments shall continue to be subject to the terms of the Plan notwithstanding its termination.

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